Exhibit (a)(1)(v)

Offer to Purchase for Cash
by
TRAMMELL CROW COMPANY
of
Up to 4,444,444 Shares of its Common Stock
at
A Purchase Price Not Greater Than $15.75 Nor Less Than $13.50

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 1, 2004, UNLESS THE OFFER IS EXTENDED.

        September 3, 2004

To:
Brokers, Dealers, Commercial
Banks, Trust Companies and
Other Nominees:

        In our capacity as Co-Dealer Managers (the "Co-Dealer Managers"), we are enclosing the material listed below relating to the offer by Trammell Crow Company, a Delaware corporation (the "Company"), to purchase up to 4,444,444 shares (or such lesser number of shares as is properly tendered and not properly withdrawn) of its Common Stock, par value $0.01 per share (the "Shares"), at prices not greater than $15.75 nor less than $13.50 per Share, net to the seller in cash without interest thereon, specified by tendering stockholders, upon the terms and subject to the conditions set forth in its Offer to Purchase dated September 3, 2004 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase, constitutes the "Offer"). The Company will determine a single price (not greater than $15.75 nor less than $13.50 per Share) that it will pay for Shares validly tendered pursuant to the Offer and not properly withdrawn (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Purchase Price will be the lowest price that will enable the Company to purchase 4,444,444 Shares (or such lesser number of Shares as are validly tendered) pursuant to the Offer. However, the Company reserves the right, in its sole discretion, to purchase more than 4,444,444 Shares pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not properly withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to odd lot tender, proration and conditional tenders described in the Offer to Purchase. The Purchase Price will be paid in cash, net to the seller without interest thereon, with respect to all Shares purchased. The Company will return all Shares not purchased, including Shares tendered conditionally or at prices in excess of the Purchase Price and Shares not purchased because of proration.

        The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Section 7 of the Offer to Purchase.

        We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Company will, upon request, reimburse you for the reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     The Offer to Purchase, dated September 3, 2004;

          2.     The Letter of Transmittal for your use and for the information of your clients;

          3.     A letter to stockholders of the Company from Robert E. Sulentic, the Chairman and Chief Executive Officer of Trammell Crow Company;

          4.     The Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase);

          5.     A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer;

          6.     A Substitute Form W-9 (included in the Letter of Transmittal) and Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

          7.     A return envelope addressed to Mellon Investor Services LLC, the Depositary.

        We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Friday, October 1, 2004, unless the offer is extended.

        The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Co-Dealer Managers, the Depositary, the Information Agent and the servicing agent for certain of the Company's benefit and incentive compensation plans). The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for the reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. The Company will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

        As described in the Offer to Purchase, if more than 4,444,444 Shares have been validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date, the Company will purchase Shares in the following order of priority: (a) all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by any stockholder who owns beneficially or of record an aggregate of fewer than 100 Shares (not including Shares held pursuant to the Trammell Crow Company Retirement Savings Plan) and who validly tenders all of such Shares (partial and conditional tenders will not qualify for this preference) and completes, or whose broker, bank or other nominee completes, the box entitled "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and (b) after purchase of all the foregoing Shares, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, all other Shares validly tendered at or below the Purchase Price and not properly withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate rounding adjustments to avoid purchases of fractional Shares). If any stockholder tenders Shares and does not wish to have such Shares purchased subject to proration, such stockholder may tender Shares subject to the condition that a specified minimum number of Shares (which may be represented by designated stock certificates) or none of such Shares be purchased.

        In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary, with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        As described in Section 3 of the Offer to Purchase, tenders may be made without the concurrent deposit of Share certificates or concurrent compliance with the procedure for book-entry transfer, if such tenders are made by or through a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 and is a participant or member of the Securities Transfer Agents Medallion Program or such other Medallion signature guarantee program as may be acceptable to the Company. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal, must be received by the Depositary within three New York Stock Exchange trading days after the Expiration Date.

        Neither the Company, its Board of Directors, the Co-Dealer Managers, the Depositary nor the Information Agent makes any recommendation to any stockholder as to whether to tender all or any Shares or as to the purchase price at which stockholders should tender their shares. Stockholders must make their own decision as to whether to tender Shares and, if so, how many Shares to tender and at what price or prices.

        Any questions or requests for assistance or additional copies of the enclosed materials may be directed to Mellon Investor Services LLC, the Information Agent for the Offer, or the Co-Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

        All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Offer to Purchase.

        The Offer is being made to all holders of Shares solely pursuant to the Offer to Purchase and the related Letter of Transmittal. This Offer is not being made to (nor will any tender of Shares be accepted from or on behalf of) holders in any jurisdiction in which the making of the Offer or the acceptance of any tender of Shares therein would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary for the Company to make the Offer in any such jurisdiction and extend the Offer to holders in such jurisdiction. In any jurisdiction in which the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Company by the Co-Dealer Managers or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

                      Very truly yours,

                      Banc of America Securities LLC

                      Morgan Stanley & Co. Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE CO-DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.